Exhibit 99.1

NEWS RELEASE

CONTACT: William T. Camp Executive Vice President and	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852 Tel 301-984-9400
Chief Financial Officer	Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

April 27, 2009

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES

FIRST QUARTER FINANCIAL AND OPERATING RESULTS

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) reported financial and operating results today for the quarter ending March 31, 2009:

•

Net income was $0.20 per diluted share compared to $(0.06) per diluted share in the same period one year ago. Included in the first quarter 2009 and first quarter 2008 net income are respective charges of $0.05 and $0.03 per diluted share from the adoption of an accounting pronouncement impacting the accounting of our 3.875% convertible notes(1). Also included in the first quarter 2009 net income is a gain of $0.11 per diluted share related to the repurchase of convertible debt. Also included in the first quarter 2008 net income is a $0.18 per diluted share non-recurring charge for the extinguishment of $60 million of 10-year Mandatory Par Put Remarketed Securities (“MOPPRS”).

•

Funds From Operations (FFO)(3) was $0.65 per diluted share compared to $0.38 per diluted share in the same period one year ago. Included in the first quarter 2009 and first quarter 2008 FFO are respective charges of $0.05 and $0.03 per diluted share from the adoption of an accounting pronouncement impacting the accounting of our 3.875% convertible notes(1) . Also included in the first quarter 2009 FFO is a gain of $0.11 per diluted share related to the repurchase of convertible debt. Also included in the first quarter 2008 FFO is a $0.18 per diluted share non-recurring charge for the extinguishment of $60 million of 10-year Mandatory Par Put Remarketed Securities (“MOPPRS”).

•	Guidance for 2009 FFO per diluted share remains unchanged.

Capital Structure

Throughout the first quarter, WRIT repurchased a total of $48.6 million of its 3.875% convertible notes. WRIT repurchased the notes at discount prices ranging from 80% to 84% of par for approximately $40 million. In conjunction with these repurchases, WRIT reported a gain of approximately $5.8 million in the first quarter of 2009. In addition, WRIT issued 558,268 shares through its Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC. The average share price was $26.47 for gross proceeds of $14.8 million. Also this quarter, WRIT entered into a 10-year, $37.5 million mortgage on The Kenmore at a fixed rate of 5.37%.

On March 31, 2009, WRIT paid a quarterly dividend of $0.4325 per share for its 189th consecutive quarterly dividend at equal or increasing rates.

As of March 31, 2009 WRIT had a total capitalization of $2.3 billion.

Washington Real Estate Investment Trust

Operating Results

Overall portfolio economic occupancy for the first quarter was 92.3%, compared to 93.0% in the same period one year ago and 92.6% in the fourth quarter of 2008. Overall portfolio Net Operating Income (NOI) (5) was $50.5 million compared to $46.7 million in the same period one year ago and $47.4 million in the fourth quarter of 2008.

Core (6) portfolio NOI for the first quarter decreased 4.3% and rental rate growth was 2.5% compared to the same period one year ago. Core economic occupancy was 93.1% during the first quarter of 2009, a decrease of 230 basis points (bps) from the same period one year ago and a decrease of 60 bps sequentially from the fourth quarter of 2008.

•

Multifamily properties’ core NOI for the first quarter increased 3.1% compared to the same period one year ago. Rental rate growth was 2.2% while core economic occupancy decreased 120 bps to 91.6%. Sequentially, core economic occupancy decreased from 92.8% in the fourth quarter of 2008.

•

Medical office properties’ core NOI for the first quarter increased 3.6% compared to the same period one year ago. Rental rate growth was 2.5% while core economic occupancy decreased 80 bps to 97.1%. Sequentially, core economic occupancy increased from 95.2% in the fourth quarter of 2008.

•

Office properties’ core NOI for the first quarter decreased 6.1% compared to the same period one year ago, primarily due to increased bad debt expense. Rental rate growth was 2.9% while core economic occupancy decreased 330 bps to 92.2%, primarily due to occupancy reduction at the One Central Plaza office building. Sequentially, core economic occupancy declined from 93.2% in the fourth quarter of 2008.

•

Retail properties’ core NOI for the first quarter decreased 8.0% compared to the same period one year ago, primarily due to increased bad debt expense and higher operating expenses throughout the portfolio. Rental rate growth was 3.0% while core economic occupancy decreased 10 bps to 95.2%. Sequentially, core economic occupancy increased from 94.8% in the fourth quarter of 2008.

•

Industrial properties’ core NOI for the first quarter decreased 7.8% compared to the same period one year ago, primarily due to lower occupancy at Northern Virginia Industrial Park and higher operating expenses throughout the portfolio. Rental rate growth was 1.0% while core economic occupancy decreased 440 bps to 90.3%. Sequentially, core economic occupancy declined from 92.4% in the fourth quarter of 2008.

Leasing Activity

During the first quarter, WRIT signed commercial leases for 235,000 square feet with an average rental rate increase of 11.1% over expiring lease rates, an average lease term of 3.6 years, tenant improvement costs of $4.81 per square foot and leasing costs of $4.07 per square foot.

•	Rental rates for new and renewed medical office leases increased 9.8% to $35.08 per square foot, with $8.12 per square foot in tenant improvement costs and $2.05 per square foot in leasing costs.

•	Rental rates for new and renewed office leases increased 13.4% to $31.84 per square foot, with $16.03 per square foot in tenant improvement costs and $12.36 per square foot in leasing costs.

•	Rental rates for new and renewed retail leases decreased 5.2% to $17.52 per square foot, with $0.26 per square foot in tenant improvement costs and $3.48 per square foot in leasing costs.

•	Rental rates for new and renewed industrial/flex leases increased 13.4% to $9.82 per square foot, with $0.17 per square foot in tenant improvement costs and $0.57 per square foot in leasing costs.

Residential rental rates increased 2.2% in the first quarter compared to the same period one year ago.

Washington Real Estate Investment Trust

Conference Call Information

The Conference Call for 1st Quarter Earnings is scheduled for Tuesday, April 28, 2009 at 11:00 A.M. Eastern Time. Conference Call access information is as follows:

USA Toll Free Number:	1-877-407-9205
International Toll Number:	1-201-689-8054
Leader:	William T. Camp

The instant replay of the Conference Call will be available until May 12, 2009 at 11:59 P.M. Eastern Time. Instant replay access information is as follows:

USA Toll Free Number:	1-877-660-6853
International Toll Number:	1-201-612-7415
Account:	286
Conference ID:	316913

The live on-demand webcast of the Conference Call will be available on the Investor section of WRIT’s website at www.writ.com. On-line playback of the webcast will be available at http://www.writ.com for two weeks following the Conference Call.

About WRIT

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 93 properties consisting of 28 office properties, 22 industrial/flex properties, 17 medical office properties, 14 retail centers, 12 multi-family properties and land for development. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Note: WRIT’s press releases and supplemental financial information are available on the company website at www.writ.com or by contacting Investor Relations at (301) 984-9400.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, the timing and pricing of lease transactions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, changes in general and local economic and real estate market conditions, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2008 Form 10-K. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1)

(1) Financial Accounting Standards Board Staff Position APB14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”), requires the bifurcation of a component of our 3.875% convertible notes, classification of that component in shareholders’ equity, and accretion of the resulting discount on the convertible notes to interest expense. As a result of the adoption of FSP 14-1, equity increased by $21.0 million as of March 31, 2009 and December 31, 2008. The principal balance of our 3.875% convertible notes was reduced by $8.7 million and $11.9 million as of March 31, 2009 and December 31, 2008, respectively, and the unamortized balance of the related loan origination costs was reduced by $2.2 million and 2.7 million, respectively. The decline in principal reflects the unamortized discount balance related to the adoption of FSP 14-1. Interest expense increased $1.2 million in the first quarters of both 2009 and 2008 as a result of the adoption. The gain on extinguishment of debt decreased by $1.5 million for the first quarter of 2009 as a result of the adoption.

(2)

As of the first quarter of 2009, we adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”), under which noncontrolling interests of consolidated partnerships (previously referred to as “minority interests”) are reported as a component of equity. Under FAS 160, net income encompasses the total income of all consolidated subsidiaries and there is a separate disclosure on the face of the consolidated statement of income of the attribution of that income between controlling and noncontrolling interests. The implementation of this standard had no effect on our basic or diluted earnings per share calculation.

(3)

Funds From Operations (“FFO”) – The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) from sales of property plus real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

(4)

Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream and (2) straight-line rents, then adding (3) non-real estate depreciation and amortization, (4) amortization of restricted share and unit compensation, and adding or subtracting amortization of lease intangibles, as appropriate. We consider FAD to be a measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-standardized measure and may be calculated differently by other REITs.

Washington Real Estate Investment Trust

(5)

Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. We provide NOI as a supplement to net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization and general and administrative expenses.

(6)

For purposes of evaluating comparative operating performance, we categorize our properties as “core” or “non-core”. A core property is one that was owned for the entirety of the periods being evaluated. A non-core property is one that was acquired or placed into service during either of the periods being evaluated.

Economic Occupancy Levels by Core Properties (i) and All Properties

	Core Properties		All Properties
	1st QTR	1st QTR	1st QTR		1st QTR
Sector	2009	2008	2009		2008
Residential	91.6%	92.8%	87.4	% (ii)	79.6%
Office	92.2%	95.5%	92.6%		95.5%
Medical Office	97.1%	97.9%	96.5%		97.9%
Retail	95.2%	95.3%	95.2%		95.3%
Industrial	90.3%	94.7%	90.4%		93.8%

Overall Portfolio	93.1%	95.4%	92.3%		93.0%

(i)	Core properties include all properties that were owned for the entirety of the current and prior year reporting periods. For Q1 2009 and Q1 2008, core properties exclude:

Residential Acquisition: Kenmore Apartments

Office Acquisition: 2445 M Street

Medical Office Acquisition: Sterling Medical Office Building

Retail Acquisitions: none

Industrial Acquisition: 6100 Columbia Park Road

Also excluded from Core Properties in Q1 2009 and Q1 2008 are Sold Properties: Sullyfield Center and The Earhart Building; Held for Sale Properties: Avondale Apartments and Charleston Business Center; and In Development Properties: Bennett Park, Clayborne Apartments, and Dulles Station.

(ii)

Residential occupancy for all properties reflects the completion of Bennett Park and Clayborne Apartments. At 3/31/09, 174 of 224 units were occupied at Bennett Park and 60 of 74 units were occupied at Clayborne Apartments.

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
OPERATING RESULTS	2009	2008
Revenue
Real estate rental revenue	$77,860	$69,346
Expenses
Real estate expenses	27,404	22,678
Depreciation and amortization	23,275	20,333
General and administrative	3,182	3,023

	53,861	46,034

Real estate operating income	23,999	23,312
Other income/(expense):
Interest expense(1)	(19,681)	(18,900)
Gain (loss) on extinguishment of debt	5,845	(8,449)
Other income	320	238

	(13,516)	(27,111)

Income from continuing operations	10,483	(3,799)

Discontinued operations:
Income from operations of properties held for sale	417	1,132

Net income	10,900	(2,667)
Less: Net income attributable to noncontrolling interests(2)	(49)	(57)

Net income attributable to the controlling interests(2)	$10,851	$(2,724)

Income from continuing operations attributable to the controlling interests	$10,434	$(3,856)
Continuing operations real estate depreciation and amortization	23,275	20,333

Funds from continuing operations	$33,709	$16,477

Income from discontinued operations before gain on sale	417	1,132
Discontinued operations real estate depreciation and amortization	27	192

Funds from discontinued operations	444	1,324

Funds from operations(2)	$34,153	$17,801

Gain on extinguishment of debt	(5,845)	—
Tenant improvements	(1,066)	(2,110)
External and internal leasing commissions capitalized	(1,058)	(2,023)
Recurring capital improvements	(1,174)	(2,116)
Straight-line rents, net	(664)	(744)
Non-cash fair value interest expense	1,128	1,047
Non real estate depreciation & amortization of debt costs	1,219	1,263
Amortization of lease intangibles, net	(597)	(506)
Amortization and expensing of restricted share and unit compensation	577	699
Other	—	—

Funds available for distribution(3)	$26,673	$13,311

Note: Certain prior period amounts have been reclassified to conform to the current presentation.

Washington Real Estate Investment Trust

		Three Months Ended March 31,
Per share data attributable to the controlling interests:		2009	2008
Income from continuing operations	(Basic)	$0.197	$(0.083)
	(Diluted)	$0.197	$(0.083)
Net income	(Basic)	$0.203	$(0.058)
	(Diluted)	$0.203	$(0.058)
Funds from continuing operations	(Basic)	$0.637	$0.353
	(Diluted)	$0.637	$0.353
Funds from operations	(Basic)	$0.645	$0.382
	(Diluted)	$0.645	$0.382

Dividends paid		$0.4325	$0.4225

Weighted average shares outstanding		52,914	46,623
Fully diluted weighted average shares outstanding		52,915	46,623

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 31, 2009	December 31, 2008
Assets
Land	$414,531	$414,531
Income producing property	1,870,493	1,866,221

	2,285,024	2,280,752
Accumulated depreciation and amortization	(420,279)	(400,487)

Net income producing property	1,864,745	1,880,265
Development in progress	23,678	23,732

Total real estate held for investment, net	1,888,423	1,903,997
Investment in real estate sold or held for sale	16,401	16,408
Cash and cash equivalents	9,685	11,874
Restricted cash	19,343	18,823
Rents and other receivables, net of allowance for doubtful accounts of $7,489 and $6,278	47,411	45,244
Prepaid expenses and other assets(1)	105,615	112,599
Other assets related to property sold or held for sale	295	462

Total assets	$2,087,173	$2,109,407

Liabilities
Notes payable	$845,364	$890,679
Mortgage notes payable	458,084	421,286
Lines of credit(1)	48,000	67,000
Accounts payable and other liabilities	71,587	70,569
Advance rents	9,100	9,001
Tenant security deposits	10,199	10,237
Other liabilities related to property sold or held for sale	207	210

Total liabilities	1,442,541	1,468,982

Shareholders’ equity
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 53,000 and 52,434 shares issued and outstanding, respectively	531	526
Additional paid-in capital(1)	793,441	777,375
Distributions in excess of net income	(151,172)	(138,936)
Accumulated other comprehensive income	(1,963)	(2,335)

Total shareholders’ equity	640,837	636,630

Noncontrolling interests in subsidiaries(2)	3,795	3,795

Total equity	644,632	640,425

Total liabilities and equity	$2,087,173	$2,109,407

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to core net operating income for the periods presented:

Three months ended March 31, 2009	Multifamily	Office	Medical Office	Retail	Industrial	Total
Core net operating income(6)	$4,659	$18,119	$7,485	$7,706	$6,949	$44,918

Add: Net operating income from non-core properties(6)	1,621	3,571	68	—	278	5,538

Total net operating income(5)	$6,280	$21,690	$7,553	$7,706	$7,227	$50,456
Add/(deduct):
Other income						320
Interest expense						(19,681)
Gain (loss) on extinguishment of debt						5,845
Depreciation and amortization expense						(23,275)
General and administrative expenses						(3,182)
Income from operations of properties held for sale						417

Net income						$10,900
Less: Net income attributable to the noncontrolling interests						(49)

Net income attributable to the controlling interests						$10,851

Three months ended March 31, 2008	Multifamily	Office	Medical Office	Retail	Industrial	Total
Core net operating income(6)	$4,519	$19,305	$7,224	$8,374	$7,536	$46,958

Add: Net operating income from non-core properties(6)	(228)	(149)	—	—	87	(290)

Total net operating income(5)	$4,291	$19,156	$7,224	$8,374	$7,623	$46,668
Add/(deduct):
Other income						238
Interest expense						(18,900)
Gain (loss) on extinguishment of debt						(8,449)
Depreciation and amortization expense						(20,333)
General and administrative expenses						(3,023)
Income from operations of properties held for sale						1,132

Net income						$(2,667)
Less: Net income attributable to the noncontrolling interests						(57)

Net income attributable to the controlling interests						$(2,724)